Exhibit 1 First Quarter 2025 Earnings Webcast April 24, 2025

02 About projections and forward-looking statements Additional information about Vista Energy, S.A.B. de C.V., asociedadanónimabursátil decapital variable organized under the laws of Mexico (the “Company” or “Vista”) can be found in the “Investors” section on the website at www.vistaenergy.com. This presentation does not constitute an offer to sell or a solicitation of any offer to buy any securities of the Company, in any jurisdiction. Securities may not be offered or sold in the United States absent registration with the U.S. Securities Exchange Commission (“SEC”), the Mexican National Securities Registry held by the Mexican National Banking and Securities Commission (“CNBV”) or an exemption from such registrations. This presentation does not contain all the Company’s financial information. As a result, investors should read this presentation in conjunction with the Company’s consolidated financial statements and other financial information available on the Company’s website. Some of the amounts contained herein are unaudited. Rounding amounts and percentages: Certain amounts and percentages included in this presentation have been rounded for ease of presentation. Percentage figures included in this presentation have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, certain percentage amounts in this presentation may vary from those obtained by performing the same calculations using the figures in the financial statements. In addition, certain other amounts that appear in this presentation may not sum due to rounding. This presentation contains certain metrics that do not have standardized meanings or standard methods of calculation and therefore such measures may not be comparable to similar measures used by other companies. Such metrics have been included herein to provide readers with additional measures to evaluate the Company’s performance; however, such measures are not reliable indicators of future performance of the Company and future results may not be comparable to past performance. No reliance should be placed for any purpose whatsoever on the information contained in this document or on its completeness. Certain information contained in this presentation has been obtained from published sources, which may not have been independently verified or audited. No representation or warranty, express or implied, is given or will be given by or on behalf of the Company, or any of its affiliates (within the meaning of Rule 405 under the U.S. Securities Act of 1933, as amended, “Affiliates”), members, directors, officers or employees or any other person (the “Related Parties”) as to the accuracy, completeness or fairness of the information or opinions contained in this presentation or any other material discussed verbally, and any reliance you place on them will be at your sole risk. Any opinions presented herein are based on general information gathered at the time of writing and are subject to change without notice. In addition, no responsibility, obligation or liability (whether direct or indirect, in contract, tort or otherwise) is or will be accepted by the Company or any of its Related Parties in relation to such information or opinions or any other matter in connection with this presentation or its contents or otherwise arising in connection therewith. This presentation also includes certain non-IFRS (International Financial Reporting Standards) financial measures which have not been subject to a financial audit for any period. The information and opinions contained in this presentation are provided as of the date of this presentation and are subject to verification, completion and change without notice. This presentation includes “forward-looking statements” concerning the future. Words such as “believes,” “thinks,” “forecasts,” “expects,” “anticipates,” “intends,” “should,” “seeks,” “estimates,” and “future” or similar expressions are included with the intention of identifying statements about the future. For the avoidance of doubt, any projection, guidance or similar estimation about future results, performance or achievements is a forward-looking statement. Although the assumptions and estimates on which forward- looking statements are based are believed by our management to be reasonable and based on the best currently available information, such forward-looking statements are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. Projections related to production results as well as cost estimations – including any anticipated performance and guidance of Vista included in this presentation – are based on information as of the date of this presentation and reflect numerous assumptions including assumptions with respect to type curves for new well designs and certain frac spacing expectations, all of which are difficult to predict and many of which are beyond our control and remain subject to several risks and uncertainties. The inclusion of the projected financial information in this document should not be regarded as an indication that we or our management considered or consider the projections to be a reliable prediction of future events. As such, no representation can be made as to the attainability of projections, guidances or other estimations of future results, performance or achievements. We have not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone. Neither our management nor any of our representatives has made or makes any representation to any person regarding our future performance compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. We may or may not refer back to these projections in our future periodic reports filed or furnished under the Securities Exchange Act of 1934. These expectations and projections are subject to significant known and unknown risks and uncertainties which may cause our actual results, performance or achievements, or industry results, to be materially different from any expected or projected results, performance or achievements expressed or implied by such forward-looking statements. Many important factors could cause our actual results, performance or achievements to differ materially from those expressed or implied in our forward looking statements, including, among other things uncertainties relating to future government concessions and exploration permits; adverse outcomes in litigation that may arise in the future; general political, economic, social, demographic and business conditions in Argentina, Mexico and in other countries in which we operate; the impact of political developments and uncertainties relating to political and economic conditions in Argentina, including the policies of the newly elected government in Argentina; significant economic or political developments in Mexico and the United States; uncertainties relating to the new administration that took office in Mexico in October 2024; changes in laws, rules, regulations and their interpretation and enforcement applicable to the Argentine and Mexican energy sectors and throughout Latin America, including changes to the regulatory environment in which we operate and changes to programs established to promote investments in the energy industry; any unexpected increases in financing costs or an inability to obtain financing and/or additional capital pursuant to attractive terms; any changes in the capital markets in general that may affect the policies or attitude in Argentina and/or Mexico, and/or Argentine and Mexican companies with respect to financings extended to or investments made in Argentina and Mexico or Argentine and Mexican companies; fines or other penalties and claims by the authorities and/or customers; any future restrictions on the ability to exchange Mexican or Argentine Pesos into foreign currencies or to transfer funds abroad; the revocation or amendment of our respective concession agreements by the granting authority; our ability to implement our capital expenditures plans or business strategy, including our ability to obtain financing when necessary and on reasonable terms; government intervention, including measures that result in changes to the Argentine and Mexican labor markets, exchange markets or tax systems; continued and/or higher rates of inflation and fluctuations in exchange rates, including the devaluation of the Mexican Peso or Argentine Peso; any force majeure events, or fluctuations or reductions in the value of Argentine public debt; changes to the demand for energy; the effects of a pandemic or epidemic and any subsequent mandatory regulatory restrictions or containment measures; environmental, health and safety regulations and industry standards that are becoming more stringent; energy markets, including the timing and extent of changes and volatility in commodity prices, and the impact of any protracted or material reduction in oil prices from historical averages; our relationship with our employees and our ability to retain key members of our senior management and key technical employees; the ability of our directors and officers to identify an adequate number of potential acquisition opportunities; our expectations with respect to the performance of our recently acquired businesses; our expectations for future production, costs and crude oil prices used in our projections; uncertainties inherent in making estimates of our oil and gas reserves, including recently discovered oil and gas reserves; increased market competition in the energy sectors in Argentina and Mexico; potential changes in regulation and free trade agreements as a result of U.S., Mexican or other Latin American political conditions; environmental regulations and internal policies to achieve global climate targets; the ongoing conflict involving Russia and Ukraine; and more recently, the Israel-Hamas conflict. Forward looking statements speak only as of the date on which they were made, and we undertake no obligation to release publicly any updates or revisions to any forward looking statements contained herein because of new information, future events or other factors. In light of these limitations, undue reliance should not be placed on forward looking statements contained in this presentation. Further information concerning risks and uncertainties associated with these forward looking statements and Vista’s business can be found in Vista’s public disclosures filed on EDGAR(www.sec.gov) or at the web page of the Mexican Stock Exchange (www.bmv.com.mx). You should not take any statement regarding past trends or activities as a representation that such trends or activities will continue in the future. Accordingly, you should not put undue reliance on these statements. This presentation is not intended to constitute and should not be construed as investment advice. Other Information. Vista routinely publishes important information for investors in the Investor Relations support section on its website, www.vistaenergy.com. From time to time, Vista may use its website as a channel for distributing material information. Accordingly, investors should monitor Vista’s Investor Relations website, in addition to following Vista’s press releases, SEC filings, public conference calls and webcasts.

03 Robust quarterly performance Q1 2025 HIGHLIGHTS (1) (2) (3) Production Oil Production Revenues Lifting Cost CAPEX 268 $MM 80.9 Mboe/d 69.6 Mbbl/d 438 $MM 4.7 $/boe 11% y-o-y 47% y-o-y 47% y-o-y 38% y-o-y 8% y-o-y (4) (5) (6) (7) Adj. EBITDA Net Income EPS Free Cash Flow Net Leverage Ratio 275 $MM 83 $MM 0.9 $/share -243 $MM 0.84 x 25% y-o-y +5% y-o-y +5% y-o-y -160 $MM y-o-y 45% y-o-y (1) Includes natural gas liquids (NGL) and excludes flared gas, injected gas and gas consumed in operations depletion and amortization + Transaction costs related to business combinations + Restructuring and reorganization (2) Lifting cost includes production, transportation, treatment and field support services; excludes crude oil stock fluctuation, expenses + Gain related to the transfer of conventional assets + Other non-cash costs related to the transfer of depreciation and amortization, royalties and others, direct taxes, commercial, exploration, G&A costs and Other non-cash conventional assets + Impairment (reversal) of long-lived assets + other adj. costs related to the transfer of conventional assets (5) EPS (Earnings per share): Net Income divided by weighted average number of ordinary shares (3) Property, plant and equipment additions (6) Free cash flow = Operating activities cash flow + Investing activities cash flow (4) Adj. EBITDA = Profit for the period, net + Income tax (expense) / benefit + Financial income (expense), net + Depreciation, (7) Net leverage ratio = Net financial debt / LTM Adj. EBITDA

04 Strong interannual production growth (1) TOTAL PRODUCTION OIL PRODUCTION NATURAL GAS PRODUCTION Mboe/d Mbbl/d MMm3/d +42% +47% +47% 1.81 1.70 85.3 80.9 73.5 69.6 1.20 55.0 47.3 Q1-24 Q4-24 Q1-25 Q1-24 Q4-24 Q1-25 Q1-24 Q4-24 Q1-25 ▪ Interannual production growth reflects strong performance of shale oil development with 49 new wells connected in LTM ▪ 10 wells connected in Bajada del Palo Oeste and Bajada del Palo Este during the quarter, backloaded to optimize the use of new pipeline capacity in the Oldelval expansion (1) Includes oil, gas and LPG production. LPG production in Q1-25 totaled 585 boe/d, compared to 432 boe/d in Q4-24 and 212 boe/d in Q1-24

05 Revenue growth of 38% y-o-y (1) REVENUES AVG. REALIZED OIL PRICE AVG. REALIZED NATURAL GAS PRICE $MM $/bbl $/MMBtu +38% -2% -11% 471.3 2.8 438.5 70.3 68.6 67.1 2.5 2.3 317.4 Q1-24 Q4-24 Q1-25 Q1-24 Q4-24 Q1-25 Q1-24 Q4-24 Q1-25 % of export in 41% 55% 53% total revenues Oil exports 1.6 3.6 3.2▪ Sequential increase in realized oil ▪ Exported 11% of total gas (MMbbl) prices driven by higher Brent volumes at 5.6 $/MMBtu ▪ 90% of oil sales volumes sold at ▪ Sequential increase in prices ▪ Strong increase y-o-y, driven by export parity prices mainly driven by higher local 47% boost in oil production volumes sold at Plan GasAr prices ▪ Sequential decrease in revenues of 2.6 $/MMBtu reflects 0.36 MMbbl inventory build-up in Q1-25 (1) Revenues include export duties: 17.6 $MM in Q1-25, 19.3 $MM in Q4-24 and 9.6 $MM Q1-24

06

Low cost, fully-focused shale oil producer

LIFTING COST PER BOE [1][2]


$/boe
+8%
4.3
4.7
4.7
55.0
85.3
80.9
Q1-24
Q4-24
Q1-25
Lifting cost per boe
Total production (Mboe/d)

SELLING EXPENSES PER BOE


$/boe
(19)%
3.8
8.0
6.4
2.0
20.3
12.9
Q1-24
Q4-24
Q1-25
Selling expenses per boe
Oil volume trucked (Mbbl/d)

- Successful lifting cost control despite lower production volumes and USD-cost inflation
- Reduced trucking needs generated a sequential saving of 14 $MM in selling expenses, as the Oldelval expansion came online

Oldelval Duplicar project fully online by quarter-end, adding 31,500 bbl/d of contracted oil pipeline capacity to Vista and leading to zero trucked volumes since the beginning of Q2-25

(1) Lifting cost includes production, transportation, treatment and field support services; excludes crude stock fluctuations, depreciation and amortization, royalties and others, direct taxes, commercial, exploration, G&A costs and Other non-cash costs related to the transfer of conventional assets

(2) Lifting cost is shown as Operating costs in our Consolidated statements of profit or loss. Lifting cost per boe = Operating costs / Total production. Lifting cost for Q1-25 (4.7 $/boe) = Operating costs (34.1 $MM) / Total production (7.3 MMboe)

VISTA ENERGY FOR TOMORROW

07

Higher sequential Adj. EBITDA Margin and netback

ADJ. EBITDA (1)


$MM
+25%
+1%
220.6
273.3
275.4
Q1-24
Q4-24
Q1-25

ADJ. EBITDA MARGIN (2)


%
+5p.p.
68%
57%
62%
70.3
67.1
68.6
Q1-24
Q4-24
Q1-25
Adj. EBITDA margin
Realized crude oil price ($/bbl)

NETBACK (3)


$/boe
+9%
44.0
34.8
37.8
Q1-24
Q4-24
Q1-25

- Adj. EBITDA increased 25% y-o-y mainly driven by production growth
- Margins improved sequentially, mainly driven by higher realized oil prices and lower trucking volumes

(1) Adj. EBITDA = Profit for the period, net + Income tax (expense) / benefit + Financial income (expense), net + Depreciation, depletion and amortization + Transaction costs related to business combinations + Restructuring and reorganization expenses + Gain related to the transfer of conventional assets + Other non-cash costs related to the transfer of conventional assets + Impairment (reversal) of long-lived assets + other adj.
(2) Adj. EBITDA Margin = Adj. EBITDA / (Total Revenues + Gain from exports increase program)
(3) Netback = Adj. EBITDA / Total production

VISTA ENERGY FOR TOMORROW

08 8 Strong balance sheet, maintaining low leverage ratios (1) Q1 2025 CASH FLOW EVOLUTION $MM 66 764 219 740 (310) Beginning of period Operating activities Investing activities Financing activities End of period (2) cash position cash flow cash flow cash flow cash position ▪ Operating activities cash flow reflects an increase in working capital of 59 $MM and advanced payments for midstream expansions of 36 $MM ▪ Cash flow used in investing activities reflects accrued capex of 268 $MM, an increase in capex-related working capital of 18 $MM and 29 $MM invested in Vaca Muerta Sur project ▪ Cash flow from financing activities was mainly driven by proceeds from borrowings of 341 $MM, partially offset by the repayment of borrowings’ capital of 99 $MM (3) ▪ Maintained low leverage ratio with NLR at 0.84x Adj. EBITDA (1) Cash is defined as Cash, bank balances and other short-term investments (2) For the purpose of this graph, Cash flow from financing activities is the sum of: (i) Cash flow generated by financing activities for 211.8 $MM; (ii) effect of exposure to changes in the foreign currency rate of cash and cash equivalents and other financial results for 9.5 $MM; and (iii) the variation in Government bonds for -2.4 $MM (3) Net leverage ratio = Net financial debt / LTM Adj. EBITDA

09

Value creation through M&A

ACQUISITION OF LA AMARGA CHICA

- On April 15, 2025, Vista acquired from Petronas [1] a 50% working interest in La Amarga Chica block ("LACh"), which neighbors Vista's development hub
- The purchase price was comprised of:
  - ✓ 900 $MM in cash
  - ✓ 300 $MM in deferred cash payments (50% in Apr-29, 50% in Apr-30), which accrue no interest
  - ✓ 7,297,507 Vista ADSs [2]
- Remaining 50% of LACh is held by YPF (operator)



PEPASA acquisition assets
Vista development hub (pre-acquisition)
Other Vista shale blocks (pre-acquisition)
Águila Mora
21.1k net acres
Bandurria Norte
26.4k acres
Aguada Federal
24.1k acres
Bajada del Palo Este
48.9k acres
Bajada del Palo Oeste
62.6k acres
La Amarga Chica
23.3k net acres
Coirón Amargo Norte
22.5k net acres
Neuquén
Río Negro

LA AMARGA CHICA KEY METRICS AT WI

39.8 Mboe/d	TOTAL PRODUCTION Q4-24 [3]
140 MMboe	P1 RESERVES 2023 [3]
200 wells	READY-TO-DRILL INVENTORY
4.1 $/boe	LIFTING COST 2024
57 Mbbl/d	OIL TRANSPORTATION CAPACITY



CURRENT CAPACITY 124 Mbbl/d
174
50
37
12
75
21
36
231
37
50
33
111
TRUCKING
VACA MUERTA SUR
PIPELINE TO CHILE
OLDELVAL PIPELINE
Vista pre-deal
New assets
Vista pro forma

Consolidating a high-margin, low-breakeven asset, with strong synergies with our ongoing operation

(1) Vista acquired 100% of Petronas E&P Argentina S.A. ("PEPASA" or "Petronas Argentina") from Petronas Carigali Canada B.V. and Petronas Carigali International E&P B.V.
(2) Subject to lock-up restrictions that will expire (i) with respect to 50% of the ADSs on October 15, 2025, and (ii) with respect to the remaining 50% of the ADSs on April 15, 2026
(3) Source: Argentine Secretariat of Energy. These metrics include quantities of oil and gas that may not meet the SEC's definitions of proved, probable, and possible reserves, and which the SEC's guidelines strictly prohibit Vista from including in filings with the SEC. These types of estimates do not represent, and are not intended to represent, any category of reserves based on SEC definitions, and may differ from and may not be comparable to the same or similarly-named measures used by other companies

VISTA
ENERGY FOR TOMORROW

10 Material inventory and flowing production at accretive acquisition multiples (1) STRATEGIC RATIONALE 2024 PRO FORMA FINANCIAL METRICS (2) Adj. EBITDA Net Income ADJ. EBITDA NET INCOME HIGHLY ACCRETIVE Comparing implied multiples (3) Adj. EBITDA margin EPS ($/sh) $MM $MM to Vista’s trading metrics ACQUISITION 65% 73% 68% 5.0 +61% 8.0 1,000 Lifting cost, Adj. EBITDA 667 1,759 349 826 LOW-COST, HIGH- 800 Margin, ROACE, comparable MARGIN, CASH- 1,092 600 to Vista. Acquisition with 478 GENERATING ASSET marginal additional G&A 400 200 Pro forma Q4-24 production - INCREASED volume increases 47% to 2024 Pro forma adj. 2024 pro forma 2024 Pro forma adj. 2024 pro forma SCALE (1) 125 Mboe/d (4) IMPLIED ACQUISITON MULTIPLES Added 200 ready-to-drill PORTFOLIO wells in core Vaca Muerta acreage (+20% Vista pro ENHANCEMENT EV / ADJ. EBITDA EV / FLOWING BOE P/E forma inventory) x $M/boe x 55.1 -39% Potential savings based on 8.4 -54% -53% 4.3 OPERATING LACh’s proximity to Vista’s 33.6 SYNERGIES development hub 2.0 3.8 Consolidation of OIL MIDSTREAM 57 Mbbl/d of oil midstream CAPACITY Vista PEPASA Vista PEPASA Vista PEPASA transportation capacity We are removing our 2025 market guidance and will present a consolidated guidance in the Q2-25 earnings call (1) 2024 Pro forma: as if the transaction had occurred on January 1, 2024. Financial performance figures Impairment (reversal) of long-lived assets + other adjustments. Adj. EBITDA Margin = Adj. EBITDA / based on Unaudited pro forma consolidated financial statements as of December 31, 2024, and for (Total Revenues + Gain from exports increase program) the year ended December 31, 2024 (3) EPS (Earnings per share): Net Income divided by weighted average number of ordinary shares (2) Adj. EBITDA = Profit for the period, net + Income tax (expense) / benefit + Financial income (4) PEPASA’s EV calculated as the purchase price, discounted at 12.5% to January 1, 2025. Vista market (expense), net + Depreciation, depletion and amortization + Transaction costs related to business capitalization as of April 14, 2025. Source: Bloomberg. Multiples consider 2024 Adj. EBITDA, Q4-24 combinations + Restructuring and reorganization expenses + Gain related to the transfer of total production and 2024 Net Income conventional assets + Other non-cash costs related to the transfer of conventional assets +

11 Closing remarks Acquired premium Vaca Muerta development Delivered 47% y-o-y organic production block with flowing production and material increase, driven by shale oil growth, with 49 inventory at accretive acquisition multiples tie-ins during LTM Following the Petronas Argentina acquisition, Oldelval Duplicar pipeline fully online, adding Vista emerges with an improved cash flow 32 Mbbl/d of oil transportation capacity, fully profile, higher margins and robust balance sheet eliminating trucking volumes as of quarter-end

THANKS! Q&A